 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
 CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
 Date of Report (Date of earliest event reported): December 19, 2024

ADVANCE AUTO PARTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-16797	54-2049910
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4200 Six Forks Road, Raleigh, North Carolina 27609
(Address of principal executive offices) (Zip Code)

(540) 362-4911
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Securities Registered Pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	AAP	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 19, 2024, Advance Auto Parts, Inc. (the “Company”) appointed Michael Beland to the position of Senior Vice President, Controller and Chief Accounting Officer, effective January 5, 2025.

Mr. Beland, 53, joins the Company from Driven Brands Holdings, Inc., a public franchise provider of consumer and commercial automotive services, where he has served as Senior Vice President and Chief Accounting Officer since July 2021. He previously served at Wolfspeed, Inc. (formerly Cree, Inc.), a public manufacturer of silicon carbide materials and devices for power applications, as Assistant Corporate Controller from June 2017 to October 2017 and as Corporate Controller from October 2017 to July 2021. He also previously served as Executive Director, Assistant Corporate Controller of PPD, LLC, a leading global contract research organization, from December 2010 to May 2017 and as Vice President, Corporate Controller & Compliance Officer of OrthoSynetics, Inc., an orthodontic practice management company, from January 2008 to December 2010. Earlier in his career, Mr. Beland served in manager roles at leading public accounting firms including Arthur Anderson, Grant Thornton and PricewaterhouseCoopers, as well as Director of Accounting Research and Policy at The Shaw Group Inc. He holds a B.S.B.A. and a Masters degree in Accounting and is a Certified Public Accountant and Chartered Global Management Accountant.

In connection with his appointment, Mr. Beland and the Company have entered into a compensation arrangement, pursuant to which Mr. Beland will be entitled to an annual base salary of $400,000 and is eligible to participate in the Company’s annual incentive bonus plan with a bonus target of 65 percent of base salary (“Target Bonus Amount”) and a maximum bonus opportunity of 200 percent of the Target Bonus Amount, based on performance as measured against applicable bonus criteria. He will also receive a one-time cash signing bonus of $200,000, payable in two installments upon hire and at one year from hire, that he will be required to repay if he voluntarily resigns his employment with the Company prior to completion of two years of service and a one-time equity grant of approximately $410,000 aggregate principal value of restricted stock units, vesting ratably over three years dependent upon continued employment with the Company.

Mr. Beland is eligible to receive annual equity grants under the Company’s 2023 Omnibus Incentive Compensation Plan (the “2023 Plan”) consistent with the Company’s compensation program for other executives of the Company. The grant date fair value of Mr. Beland’s annual equity grant for the 2025-2027 performance period is expected to be approximately $350,000 and is expected to consist of 50% performance-based share units and 50% restricted-stock units.

Mr. Beland and the Company have entered into a loyalty agreement, effective January 5, 2025, that provides for an initial one-year agreement term and extends the agreement thereafter each day for an additional day until the Company provides at least 90 days’ notice of intention not to extend the agreement. Under the agreement, upon termination of employment by the Company without Cause (not in connection with a change in control) or upon termination of employment by the Company without Cause within 12 months after a change in control, Mr. Beland would be entitled to: (1) severance equal to one times the sum of (a) his base salary and (b) an amount equal to the pro rata portion of any annual bonus that would have been payable to him, provided that the criteria for such bonus other than his continued employment have been satisfied; (2) outplacement assistance, at a cost to the Company not to exceed $12,000, for a period of up to 12 months; (3) continued medical, dental and vision benefits for up to 52 weeks post-termination at the same cost as active employees; and (4) treatment of equity awards as set forth in the 2023 Plan and the applicable award agreements. Any severance benefits paid would be subject to Mr. Beland’s execution (without revocation) of a general release of claims against the Company.

Pursuant to the terms of his loyalty agreement, Mr. Beland is subject to certain restrictive covenants, including, among others, non-disclosure of confidential information, non-disparagement and, for a year following termination of employment, non-competition, and non-solicitation and non-interference of customers, suppliers, employees, agents or independent contractors.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Description

101.1	Pursuant to Rule 406 of Regulation S-T, the cover page to this Current Report on Form 8-K is formatted in Inline XBRL.
104.1	Cover Page Interactive Data File (embedded within the Inline XBRL document included in Exhibit 101.1)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCE AUTO PARTS, INC.
(Registrant)

Date: December 20, 2024	/s/ Ryan P. Grimsland
Ryan P. Grimsland
Executive Vice President, Chief Financial Officer